Exhibit 99.1

Baylake Corp. Announces Fourth Quarter, Full Year 2013 Results

STURGEON BAY, WI, January 21,  2014 -- Baylake Corp. (the “Company") (NASDAQ:BYLK), holding company for Baylake Bank (the “Bank"), which provides full service banking and financial services from 20 locations in Northeast Wisconsin, today announced results for the three months and twelve months ended December 31, 2013.

For the three months ended December 31, 2013, the Company's net income was $2.32 million or $0.25 per diluted share, compared to $2.93 million or $0.31 per diluted share for the three months ended December 31, 2012. Net income in the fourth quarter of 2012 was positively impacted by a one-time reversal of a deferred tax asset of $0.66 million that was previously written off as unrealizable and $0.60 million of pre-tax net gains from the sale of securities.  In the fourth quarter of 2013, pre-tax net gains from the sale of securities were $0.37 million.

For the twelve months ended December 31, 2013, net income increased 4.84% to $8.01 million or $0.87 per diluted share compared to $7.64 million or $0.84 per diluted share for the twelve months ended December 31, 2012. The Company’s 2013 results reflect operations on a leaner asset base following the successful sale of four branches in September 2012 and three branch closings in 2013.  As a result, the Company’s efficiency ratio improved from 72.52% for 2012 to 67.57% for 2013.

“Year-over-year results include improved core earnings which resulted from strategic repositioning of the Bank’s balance sheet,” said Robert J. Cera, President and CEO.  “We are pleased with our fiscal 2013 financial performance and the resulting increase in shareholder value. Performance highlights included solid commercial loan growth, enhanced performance of our trust and wealth management business and the growing value of our equity stake in United Financial Services (“UFS”).  We continue to make significant strides in improving asset quality, with current asset quality metrics now in line with our long term targets for those parameters.”

FOURTH QUARTER, FULL YEAR 2013 HIGHLIGHTS

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The Company’s net income for the three and twelve months ended December 31, 2013 reflected continued focus on reducing the Bank’s interest-bearing cost of deposits, increasing productivity and efficiency, continuing reductions in the Bank's loan loss provision due to improved asset quality, and encouraging commercial loan growth.

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Continued focus on asset quality resulted in a decline in the ratio of non-performing assets to total assets to 1.30% at December 31, 2013 compared to 2.43% at December 31, 2012, and a 74% reduction in the Company’s loan loss provision during 2013 compared to 2012.  The ratio of the allowance for loan and lease losses to non-performing loans improved to 115.02% at December 31, 2013 compared to 63.43% at December 31, 2012.

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Fee revenue from wealth and asset management increased 20% for the twelve months ended December 31, 2013 compared to the same period in 2012. Total assets under management for the Bank’s combined investment and trust services grew 28.5% during 2013.

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Income from the Company’s equity ownership in UFS, the co-owned data processing and e-banking affiliate, was up 39% in 2013 compared to 2012.

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Total gross loans outstanding increased to $617.96 million at December 31, 2013 compared to $595.53 million at December 31, 2012, highlighted by growth in commercial lending and 1-4 family residential loans retained on the Company’s balance sheet.

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Following a modest decline in deposits due to branch sales, the Company added new low cost core deposits that contributed to a 37.10% reduction of the Bank’s interest–bearing cost of deposits to 39 basis points in 2013.

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Key measures of capital strength exceeded regulatory standards for a well-capitalized institution. At December 31, 2013, the Company had a Tier 1 risk-based capital ratio of 14.26%, total risk based capital ratio of 16.71% and a Tier 1 leverage ratio of 10.48%.

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Shareholders' equity to assets was 9.42% at December 31, 2013 compared to 9.10% at December 31, 2012.

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Book value per share rose to $12.02 at December 31, 2013 compared to $11.73 per share at December 31, 2012.

"We believe Baylake’s results in 2013 demonstrates the organization’s potential to build on a foundation of capital strength, a talented and experienced leadership team, and greater focus on key contiguous markets in northeast Wisconsin,” explained Cera.  “Our core operations continued to improve in 2013, providing early evidence that our strategy to refocus the Bank will continue to drive improved financial performance in the future.  We are encouraged by the growth of our wealth management and commercial banking businesses in 2013.  These businesses are expected to be the key focus of our sales activities as we enter the Appleton marketplace.  We are excited to be able to offer a full complement of banking and financial services capabilities to our new customers in the Appleton market upon finalizing the acquisition of the office in February, and to opening the office with a solid team of proven producers who are familiar with the competitive landscape in the Fox Valley region.”

“The actions taken during the past several years to position the Company for growth and a more productive operation have already yielded positive results and contributed to significant improvement in the Company’s net earnings and stock share price during the past twenty-four months.  The bulk of the activities implemented to enhance our balance sheet and strengthen our capital base are nearly complete and we can now focus greater attention on growing our presence and market share in the Fox Valley and Northeastern Wisconsin,” said Cera.

The year-over-year financial comparisons reflect the Bank’s ongoing commitment to streamlining its business operations, including the sale of four branch offices located in Waupaca County, Wisconsin in September 2012 and the closing of one branch location in the second quarter of 2013. In the second half of 2013, the Bank sold $14 million of deposits associated with two branch facilities located in Berlin and Poy Sippi, Wisconsin, and recorded a $0.27 million fair market valuation write-down on the transfer of these facilities to the Bank’s other real estate owned.  The Company’s 2013 results reflected a $0.37 million gain on the sale of $2.10 million of trust preferred investment securities.  The Company’s 2012 results also included a $0.83 million gain on the sale of branches and their associated deposits, a $0.58 million gain on sale of land and premises, a $0.50 million insurance gain and $2.19 million in net gains from the sale of securities.

Fourth Quarter Income Statement Highlights

Net interest income after provision for loan losses increased 6% to $7.96 million in the fourth quarter of 2013 compared with $7.48 million in the fourth quarter of 2012, reflecting loan growth following the completed sale of branches in the third quarter of 2012, 31% lower interest expense comparing the fourth quarter year over year, and no loan loss provision in the fourth quarter of 2013 compared to a $0.30 million provision in the fourth quarter of 2012.

The Bank’s net interest margin for the three months ended December 31, 2013 was 3.77% compared to 3.51% for the three months ended December 31, 2012. The Bank’s fourth quarter 2013 margin included an 11 basis point positive impact of a $0.22 million recovery on a note previously categorized as “non-accrual”.  Cera explained that the net interest margin of 3.66% without the one-time recovery was “solid and above forecast.”

The Bank’s efficiency ratio, which was impacted in the fourth quarter of 2013 by expenses related to transferring two branch bank properties to OREO and related fair value write-downs, was 70.67% compared to 72.80% in the fourth quarter of 2012.  “Looking to more normalized operations and increased productivity in 2014, we are targeting an efficiency ratio range of 65% to 67% in 2014,” Cera explained.

Total non-interest income in the fourth quarter of 2013 was $2.65 million, compared with $3.19 million in the fourth quarter of 2012, which included a $0.60 million gain on sale of securities.  Fourth quarter 2013 year-over-year comparisons were highlighted by a 13% growth in trust and asset management income, a 60% growth in fees from brokerage and asset management services, and a 52% increase in the contribution from Baylake’s equity ownership in UFS.  Gains on the sale of loans declined 87%, reflecting a slowing in the mortgage refinancing business and the Company’s strategy to retain on its balance sheet a greater portion of originated mortgages.

“Looking beyond the non-recurring gains and losses experienced in the fourth quarter and full year 2013 and 2012 results, we believe our core business lines will be the key drivers of non-interest income in the future,” Cera explained.  “The year-over-year gains in trust and wealth management services and increased income from our UFS equity investment demonstrate the potential for growing non-interest income contributions going forward.”

“In 2013, we concentrated on building and expanding our trust and wealth management business with considerable success, laying the foundation for a critical component of our plan to grow in the Appleton and Outagamie County markets.  The performance of UFS continues to strengthen.  The acquisition completed by UFS in June 2013 produced greater net earnings accretion than originally forecasted.  We feel our ownership position in UFS, which has a carrying value of $3.85 million, remains an overlooked asset in terms of its inherent market value and its proven ability to enhance non-interest income of the Company.”

Non-interest expense in the fourth quarter of 2013 was $7.34 million compared to $7.74 million in the fourth quarter of 2012.  The results were marked by a 61% decline in costs related to operating foreclosed properties, and a 2% increase in salaries and employee benefits, as additions to revenue generating and key support personnel throughout the organization was balanced by an employee reduction due to branch sales and closings.

2013 Income Statement Highlights

Net interest income, after provision for loan losses, in 2013 was $28.80 million compared to $27.01 million in 2012, with the improvement primarily reflecting a decline in the Company's loan loss provision to $1.40 million in 2013 versus $5.43 million in 2012.  Net interest income before loan loss provision was $30.20 million in 2013 compared with $32.43 million in 2012.  The year-over-year decline primarily reflected the 2012 sale of branches and their related income-generating assets, partially offset by interest income on new loans and a decline in total interest expense to $4.54 million in 2013 compared with $6.76 million in 2012.

Total non-interest income in 2013 was $9.83 million compared to $13.82 million in 2012, which included a $2.19 million net gain from the sale of securities, a $0.83 million gain on sale of branches, a $0.58 million gain on sale of premises and equipment and a $0.50 million life insurance death benefit.  Consistent with core operating results in the fourth quarter of 2013, income from brokerage and asset management services and income from the Company’s equity investment in UFS increased 36% and 39%, respectively, during 2013 compared to 2012 results.

Total non-interest expense in 2013 declined 14% to $27.30 million compared to $31.70 million in 2012.  Reflecting the Company’s ongoing reduction of Other Real Estate Owned (“OREO”), expenses related to operating foreclosed properties declined 75% in 2013 compared to 2012.  Strong improvements in asset quality contributed to a 50% reduction in premiums assessed by the Federal Deposit Insurance Corporation and reduced loan and collection expenses, while a decline in occupancy, and salary and employee benefits expenses reflected a leaner organization and the efficiencies gained in the sale and closure of the Company’s out-of-market branches.

Balance Sheet, Asset Quality Highlights

At December 31, 2013, total assets were $996.78 million compared to $1.02 billion at December 31, 2012, with the decline primarily reflecting branch closures and related deposit sales late in 2013 and repayments of problem and substandard credits.  Total assets at year-end 2013 demonstrated sequential growth compared to total assets of $982.99 million at September 30, 2013 and $944.96 million at June 30, 2013.

Total gross loans were $617.96 million at December 31, 2013, compared to $595.53 million at December 31, 2012. The growth primarily reflected increased retention of originated 1 to 4 family residential mortgages, and $31.48 million in new C&I loans as the Bank continued its emphasis on expanding its commercial lending business, with a special focus on professional practice owners and their businesses.

Total deposits were $744.21 million at December 31, 2013, compared to $806.02 million at December 31, 2012.  Cera said the Bank was able to lower pricing of commercial and retail deposits while continuing to be competitive in its markets as well as grow non-interest bearing DDAs, reflecting the addition of new commercial banking relationships.  The addition of lower-cost core deposits contributed to a 24% reduction in the Bank’s cost of funds to 62 basis points in 2013 compared to 82 basis points in 2012.

Total non-performing assets, including loans and OREO property, were $12.96 million at December 31, 2013, compared to $24.92 million at December 31, 2012.  Non-performing loans were $6.66 million at December 31, 2013, compared to $14.45 million at December 31, 2012.  Non-performing loans were 1.08% of total gross loans, allowance for loan losses to total gross loans was 1.24%, and net charge-offs to average loans were 0.48% at December 31, 2013.

The measures of capital strength were above regulatory standards for a well-capitalized institution and demonstrated year over year improvement.  At December 31, 2013, the Tier 1 risk-based capital ratio expanded to 14.26% compared to 13.34% at December 31, 2012, the Total risk-based capital ratio was 16.71% compared to 15.96%, and the leverage ratio was 10.48% compared to 9.41%.  Return on average assets increased to 0.83% in 2013 compared to 0.74% in 2012, and return on average equity was 8.55% in 2013 compared to 8.60% in 2012.

Cera concluded:  “A clear result of our actions to position Baylake as a stronger, more profitable entity has been the steady building of value for our shareholders.  In addition to increased book value per share in 2013, the Company’s shareholders’ equity to assets ratio increased to 9.42% at year end, compared to 9.10% the prior year-end.  In 2013, we increased full year common shareholder dividends from $0.08 per share to $0.22 per share.  And in November of 2013 Baylake began trading on NASDAQ, which we believe will contribute to long-term shareholder value growth through increased visibility and trading liquidity, as well as appeal to a broader spectrum of investors as an exchange-traded Company. We are very encouraged by our results in 2013 and are excited about the opportunities that lie ahead of us.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 20 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 under "Item 1A. Risk Factors," include certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected financial and other data at December 31, 2013 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) December 31, 2013 data is UNAUDITED	December 31, 2013	December 31, 2012
	(dollars in thousands, except share and per share data)
Total assets	$ 996,776	$ 1,023,971
Investment securities (1)	230,883	242,019
Gross loans	617,960	595,533
Total deposits	744,212	806,015
Borrowings (2)	125,148	91,568
Subordinated debentures	16,100	16,100
Convertible promissory notes	9,400	9,400
Shareholders’ equity	93,881	93,144
Non-performing loans (3)	6,658	14,448
Non-performing assets (3)	12,956	24,924
Restructured loans, accruing	9,009	3,931
Shares outstanding	7,809,997	7,937,347
Book value per share	$ 12.02	$ 11.73

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	(dollars in thousands, except share and per share data)

Selected Operations Data – UNAUDITED	2013	2012	2013	2012
Total interest income	$ 8,908	$ 9,164	$ 34,740	$ 39,186
Total interest expense	953	1,381	4,540	6,755
Net interest income before provision for loan losses	7,955	7,783	30,200	32,431
Provision for loan losses	-	300	1,400	5,425
Net interest income after provision for loan losses	7,955	7,483	28,800	27,006

Total non-interest income	2,646	3,186	9,830	13,823
Total non-interest expense	7,341	7,739	27,302	31,704

Income before income taxes	3,260	2,930	11,328	9,125
Income tax expense	942	(1)	3,319	1,483
Net income	$ 2,318	$ 2,931	$ 8,009	$ 7,642

Per Share Data: (4)
Net income per share (basic)	$ 0.30	$ 0.37	$ 1.01	$ 0.96
Net income per share (diluted)	$ 0.25	$ 0.31	$ 0.87	$ 0.84
Cash dividends per common share	$ 0.07	$ 0.04	$ 0.22	$ 0.08
Book value per share	$ 12.02	$ 11.73	$ 12.02	$ 11.73

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Performance Ratios: (5)
Return on average total assets	0.96%	1.18%	0.83%	0.74%
Return on average total shareholders’ equity	9.82%	12.70%	8.55%	8.60%
Net interest margin (6)	3.77%	3.51%	3.58%	3.53%
Net interest spread (6)	3.68%	3.39%	3.48%	3.43%
Efficiency ratio (9)	70.67%	72.80%	67.57%	72.52%
Non-interest income to average assets	1.10%	1.28%	1.02%	1.33%
Non-interest expense to average assets	3.05%	3.12%	2.84%	3.05%
Net overhead ratio (7)	1.95%	1.84%	1.82%	1.72%
Average loan to average deposit ratio	82.88%	74.69%	79.28%	74.29%
Average interest earning assets to average interest bearing liabilities	120.84%	119.34%	119.10%	114.58%

Asset Quality Ratios: (3)(5)
Non-performing loans to total gross loans	1.08%	2.42%	1.08%	2.42%
Allowance for loan losses to:
Total gross loans	1.24%	1.54%	1.24%	1.54%
Non-performing loans	115.02%	63.43%	115.02%	63.43%
Net charge-offs to average loans (annualized)	0.15%	1.19%	0.48%	1.11%
Non-performing assets to total assets	1.30%	2.43%	1.30%	2.43%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	9.42%	9.10%	9.42%	9.10%
Tier 1 risk-based capital	14.26%	13.34%	14.26%	13.34%
Total risk-based capital	16.71%	15.96%	16.71%	15.96%
Tier 1 leverage ratio	10.48%	9.41%	10.48%	9.41%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	20	23	20	23
Number of full-time equivalent employees	258	266	258	266

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted, in addition to the weighted average number of shares outstanding for the period.

(5)

With the exception of end-of-the-period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and net gains on sale of branches and deposits.